UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SIX FLAGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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SIX FLAGS, INC.

11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2004

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Six Flags, Inc. (the “Company”) will be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 1, 2004, at 10:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

1.	To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

2.	To approve the adoption of the Company’s 2004 Stock Option and Incentive Plan.

3.	To ratify the selection by the Company’s Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 2004.

4.	To transact such other business as may properly come before the meeting and any and all adjournments thereof.

      The Board of Directors has fixed the close of business on April 8, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      A copy of the Company’s Annual Report for the year ended December 31, 2003 is enclosed.

      You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

WALTER S. HAWRYLAK
Secretary

Oklahoma City, Oklahoma

April 26, 2004

VOTING SECURITIES
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Retirement Plan
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
2005 STOCKHOLDER PROPOSALS
OTHER MATTERS
SOLICITATION OF PROXIES

SIX FLAGS, INC.

11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2004

       This Proxy Statement and the accompanying proxy are being furnished to holders of common stock (the “stockholders”) of SIX FLAGS, INC. (the “Company”) in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 1, 2004, at 10:00 a.m., E.D.T., and at any and all adjournments thereof.

      If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (approval of the Company’s 2004 Stock Option and Incentive Plan) and FOR the approval of Proposal 3 (ratification of independent public accountants for the year ending December 31, 2004). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Walter S. Hawrylak), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

      On or about April 26, 2004, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2003, including financial statements, are being mailed to each stockholder of record at the close of business on April 8, 2004 (the “Record Date”).

      Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy regardless of the number of shares you own. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

VOTING SECURITIES

       The Board of Directors has fixed the close of business on April 8, 2004 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding 93,041,528 shares of Common Stock, the Company’s only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

      Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists. No rights of appraisal or other similar rights of dissenters exist under Delaware laws in respect of the matters to be acted upon at the Annual Meeting.

STOCK OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL HOLDERS

      The following table sets forth certain information as of March 1, 2004 (except as noted below) as to Common Stock beneficially owned by (a) each of the Company’s current directors and nominees to serve as directors, (b) each of the executive officers named in the “Summary Compensation Table,” (c) all current directors and officers of the Company as a group and (d) each person who, to the best of the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	of Class(1)

Paul A. Biddelman(2)	81,984	*
Kieran E. Burke(3)	1,174,922	1.3
James F. Dannhauser(4)	974,545	1.0
Michael E. Gellert(5)	1,625,253	1.7
Francois Letaconnoux(6)	44,992	*
Robert J. McGuire(7)	—	*
Stanley S. Shuman(8)	76,000	*
Gary Story(9)	936,057	1.0
William Muirhead(10)	95,000	*
James M. Coughlin(11)	158,000	*
Wallace R. Weitz & Company(12)	11,910,000	12.7%
1125 South 103rd Street, Suite 600 Omaha, Nebraska 68124-6008
Cascade Investment, L.L.C.(13)	10,810,120	11.6%
William H. Gates III 2365 Carillon Point Kirkland, Washington 98033
FMR Corp.(14)	10,261,858	10.8%
82 Devonshire Street Boston, Massachusetts 02109
All directors and officers as a group (17 persons)(15)	6,058,853	6.3%

*	Less than one percent.

(1)	For purposes of calculating the Percentage of Class, the number of outstanding shares at the Record Date (93,041,528) is used.

(2)	Includes 45,984 shares of Common Stock and options to purchase 36,000 shares granted under the Stock Option Plan for Directors (the “Director Plan”) as to which Mr. Biddelman has sole voting and investment power. Also excludes options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan (“2004 Plan”) subject to its approval at the Annual Meeting.

(3)	Includes 474,922 shares of Common Stock and options to purchase 700,000 shares of Common Stock as to which Mr. Burke has sole voting and investment power. Does not include 250,000 shares of restricted stock, which vest in six equal annual installments commencing January 2005, and options to purchase 275,000 shares, which vest in four equal annual installments commencing January 2005.

(4)	Includes 274,545 shares of Common Stock and options to purchase 700,000 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power. Does not include 175,000 shares of restricted stock, which vest in six equal annual installments commencing January 2005, and options to purchase 170,000 shares, which vest in four equal annual installments commencing January 2005.

(5)	Includes 317,203 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power, and 1,272,050 shares of Common Stock beneficially owned by Windcrest Partners which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert. Also includes options to purchase 36,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Gellert has sole voting and investment power. Excludes options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan (“2004 Plan”) subject to its approval at the Annual Meeting.

(6)	Includes 8,992 shares of Common Stock into which 7,500 shares of Preferred Income Equity Redeemable Shares (“PIERS”) held by Mr. Letaconnoux are convertible and options to purchase 36,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Letaconnoux has sole voting and investment power. Also excludes options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan (“2004 Plan”) subject to its approval at the Annual Meeting.

(7)	Excludes options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan (“2004 Plan”) subject to its approval at the Annual Meeting.

(8)	Includes 40,000 shares of Common Stock and options to purchase 36,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Shuman has sole voting and investment power. Also excludes options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan (“2004 Plan”) subject to its approval at the Annual Meeting.

(9)	Includes 236,057 shares of Common Stock and options to purchase 700,000 shares of Common Stock as to which Mr. Story has sole voting and investment power.

(10)	Includes options to purchase 95,000 shares of Common Stock, as to which Mr. Muirhead has sole voting and vesting power.

(11)	Represents options to purchase 158,000 shares of Common Stock, as to which Mr. Coughlin has sole voting and investment power. Does not include options to purchase 12,000 shares which had not vested on the date of this Proxy Statement.

(12)	Represents shares held by investment advisory clients of Wallace R. Weitz & Company, a registered investment advisor (“Weitz & Co.”). Mr. Wallace R. Weitz serves as President and is the principal owner of Weitz & Co. As a result he may be deemed to be the beneficial owner of the shares of Common Stock beneficially held by Weitz & Co. Information is shown as of December 31, 2003 and has been derived from Amendment No. 4 to Schedule 13G dated January 23, 2004.

(13)	Represents shares of Common Stock beneficially owned by Cascade Investment L.L.C. (“Cascade”), of which William H. Gates III is the sole member. The number of shares of Common Stock shown includes 599,520 shares of Common Stock into which 500,000 shares of the Company’s PIERS held by Cascade on December 31, 2002 were then convertible. Michael Larson, the manager and executive officer of Cascade, has voting and investment power with respect to the shares of Common Stock and PIERS held by Cascade. Mr. Larson disclaims beneficial ownership of such shares. Information is shown as of December 31, 2003 and has been derived from Amendment No. 3 to Schedule 13G, dated February 17, 2004.

(14)	Represents shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser. The number of shares of Common Stock shown includes 2,378,097 shares of Common Stock into which 1,983,400 shares of the Company’s PIERS held by Fidelity on December 31, 2003 were then convertible. Edward C. Johnson, Chairman of FMR Corp. and Abigail Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information is shown as of December 31, 2003 and has been derived from Amendment No. 5 to Schedule 13G, dated February 16, 2004.

(15)	The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 2004: Kieran E. Burke, 700,000 shares (see footnote (3)); James F. Dannhauser, 700,000 shares (see footnote (4)); Gary Story, 700,000 shares (see footnote (9)); William Muirhead, 95,000 shares (see footnote (10)); James M. Coughlin, 158,000 shares (see footnote (11)); and all directors and officers as a group, 3,393,992 shares.

      Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

      During 2003, John Odum, Executive Vice President of the Company inadvertently failed to make the initial required filing when he became an officer of the Company on a timely basis. Such required filing by such officer was subsequently made. Mr. Odum did not engage in any transaction during 2003 that required any subsequent filing. To the Company’s knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 2003 all filing requirements applicable to all other officers, directors, and greater than ten-percent beneficial owners were complied with.

PROPOSAL 1: ELECTION OF DIRECTORS

      At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

Information Concerning Nominees

	Age
	As of	Year
	March 1,	Elected
Name	2004	Director	Position with the Company

Paul A. Biddelman(1)	58	1992	Director
Kieran E. Burke(2)	46	1989	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Director
James F. Dannhauser(3)	51	1992	Chief Financial Officer and Director
Michael E. Gellert(4)	72	1989	Director
Francois Letaconnoux(5)	53	2000	Director
Robert J. McGuire(6)	67	2003	Director
Stanley S. Shuman(7)	68	2000	Director

(1)	Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic Corporation, a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Insituform Technologies, Inc., Celadon Group, Inc., SystemOne Technologies Inc. and Star Gas Partners, L.P.

(2)	Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. In February 2004, he also became President and Chief Operating Officer of the Company.

(3)	Mr. Dannhauser became the Chief Financial Officer in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of Lepercq and MeriStar Hospitality Corporation.

(4)	Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and the predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest Partners, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Smit Inc., Smith Barney World Funds, Inc and Travelers Series Fund Inc.

(5)	Mr. Letaconnoux has served as a Director of the Company since June 2000. Since June 1993, Mr. Letaconnoux has been President and Chief Executive Officer of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. He also serves as a trustee to the Asia Pacific Venture Limited II, which is an investment company, and as a director of Pathe, S.A., a French entertainment company.

(6)	Mr. McGuire has served as a Director of the Company since May 2003. Since January 1998, Mr. McGuire has served as counsel to Morvillo, Abramowitz, Grand, Iason & Silberburg, P.C., a New York law firm. Prior thereto, he served as Police Commissioner of The City of New York, Chairman and Chief Executive Officer of Pinkerton’s Inc. and President of Kroll Associates Inc. Mr. McGuire also serves as a director of Emigrant Savings Bank; Mutual of America Investment Corp.; Brazilian Equity Fund; GAM Funds, Inc.; GAM Avalon Multi Funds; and Trump Hotels and Casino Resorts.

(7)	Mr. Shuman has served as a Director of the Company since June 2000. Mr. Shuman is Managing Director of Allen & Company LLC, a New York based investment banking firm. Mr. Shuman also serves as a director of the News Corporation Limited.

The Board of Directors, Committees and Corporate Governance

      Of the seven nominees for election as director at the Annual Meeting, four (Messrs. Gellert, Biddelman, McGuire and Letaconnoux) are “independent” of the Company and its management under the Company’s Corporate Governance Guidelines, which meet or exceed the standards adopted by the New York Stock Exchange (“NYSE”). One nominee, Mr. Shuman, had been independent prior to the April 2004 sale by the Company of its European Division. Since Allen & Company LLC, of which Mr. Shuman is a managing director, was paid a financial advisory fee from the Company in connection with this transaction, he no longer is independent under the Company’s Guidelines. The other two nominees are members of senior management. The Company’s Corporate Governance Guidelines can be found in the Corporate Governance section of the Company’s website (www.sixflags.com/about — us) or can be obtained upon request from the Company’s Corporate Secretary. None of the independent directors, his affiliates or members of his immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than the director compensation described below or has engaged in any transaction with the Company or its affiliates or has any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent.

      Michael Gellert has been designated by the non-management directors to serve as the presiding director and chair the periodic executive sessions of the nonmanagement directors in which management directors and other members of management do not participate. Stockholders and other interested parties may contact the presiding director and the other non management directors by writing to the presiding director c/o the Company, 122 E. 42nd Street, New York, New York 10168.

      During the year ended December 31, 2003, the Company’s Board of Directors held five (5) meetings and acted by written consent on five other occasions. During that year, each of the directors of the Company attended all of the meetings of the Board of Directors and all meetings of committees of the Board of which such director was a member. The Board has designated an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.

      All directors are required to attend the Annual Meeting and each director attended the 2003 annual meeting of stockholders.

Executive Committee

      The members of the Executive Committee at March 1, 2004 were Messrs. Burke, Biddelman and Gellert. The Executive Committee meets informally on a regular basis and did not act formally during 2003. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

Audit Committee

      The members of the Audit Committee are Messrs. Biddelman, Gellert and Letaconnoux. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the selection of the Company’s outside auditors, review of the financial reports and other financial information provided by the Company to the public, the Company’s systems of internal accounting financial and disclosure controls, the annual independent audit of the Company’s financial statements, the Company’s legal and regulatory compliance and the Company’s safety programs as established by management.

      The Audit Committee held five (5) meetings during 2003 and acted by written consent twice. The Committee’s charter is available on the Company’s website (www.sixflags.com/about — us) under the caption “Corporate Governance.” All members of the Audit Committee are independent within the meaning of SEC regulations, NYSE requirements and the Company’s Corporate Governance Guidelines. In addition, each member is qualified as an audit committee financial expert under SEC regulations and has the accounting and related financial management expertise required by NYSE requirements.

Compensation Committee

      The members of the Compensation Committee at March 1, 2004 were Messrs. Biddelman, Gellert and Shuman. The Compensation Committee, which met five times during 2003 and acted by consent twice, represented the Company in proposing and negotiating the new employment agreements with the Company’s Chief Executive Officer and Chief Financial Officer described below. The Committee also reviews management’s recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the Board with respect thereto. The Compensation Committee administers the Company’s stock option and incentive plans, including the 2004 Plan if it is approved at the Annual Meeting. See “Executive Compensation.” All members of the Compensation Committee were independent within the meaning of the Company’s Corporate Governance Guidelines and NYSE regulations during 2003 and prior to April 2004. However, Mr. Shuman ceased to be independent at that time as described above and resigned from the Committee. The charter of the Compensation Committee is available on the Company’s website (www.sixflags.com/about — us) under the caption “Corporate Governance.”

Nominating and Corporate Governance

      The members of the Nominating and Corporate Governance Committee are Messrs. Gellert, Letaconnoux and McGuire. The Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Committee developed and recommended to the Board the Company’s Corporate Governance Guidelines and reviews, on a regular basis, the overall corporate governance of the Company. The charter of the Committee is available on the Company’s website (www.sixflags.com/about — us) under the caption “Corporate Governance.” The Committee met three times in 2003. All members of the Committee are independent with the meaning of NYSE requirements and the Company’s Corporate Governance guidelines.

      Stockholders wishing to recommend director candidates for consideration by the Committee may do so in writing to the Secretary of the Corporation or to the presiding director, giving the recommended candidate’s name, biographical data, and qualifications. In addition to considering candidates suggested by stockholders, the Committee will consider potential candidates recommended by current directors, company officers, employees and others. The committee will screen all potential candidates in the same manner regardless of the source of the recommendation. The committee’s review will typically be based on any written materials provided with respect to the potential candidate. The Committee will determine whether the candidate meets the company’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. No recommendations were received with respect to the nominees for election at the Annual Meeting.

      The Company has a Code of Business Conduct, which is applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company has a separate Code of Ethics for Senior Financial Management which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and other officers in the Company’s finance department. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website (http://www.sixflags.com/about — us/Corporate Governance). The Company intends to post amendments to or waivers from its Code of Business Conduct (to the extent applicable to the Company’s principle executive officer, principal financial officer, principal accounting officer or any director) and the Code of Ethics at this location on its website.

Audit Committee Report

      The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003.

Review with Management

      The Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditors

      The Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting.

      The Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Fees of Independent Public Accountants for Fiscal Years 2003 and 2002

      The following table presents fees for professional services rendered by KPMG LLC for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002 and fees billed for audit-related services, tax services and all other services rendered by KPMG LLC for those years.

	2003	2002

Audit fees(1)	$941,000	823,350
Audit-related fees(2)	$18,200	16,500
Tax fees(3)	$634,600	566,200
All other	None	None

(1)	Includes fees associated with registration statements and offerings. Foreign statutory audit fees were converted to $US using December 31, 2003 exchange rates.

(2)	Audit related services consisted principally of fees for audits of employee benefit plans.

(3)	Tax fees consisted of fees for tax compliance and to consulting services to the Company. No such services were provided to any employee of the Company.

      All audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

Conclusion

      Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission. Submitted By The Audit Committee of the Board of Directors

Michael E. Gellert, Chair
Paul A. Biddelman
Francois Letaconnoux

      The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation of Directors

      Each of the Company’s directors who is not an employee of the Company receives $50,000 annually for serving on the Board, payable in cash or shares of Common Stock. With respect to 2003, the Company paid an aggregate of $250,000 in such fees to its five eligible outside directors. Directors are also reimbursed for expenses attendant to Board and committee membership.

      Non-employee directors are also eligible to participate under the Company’s Stock Option Plan for Directors and, if it is approved at the Annual Meeting, the 2004 Stock Option and Incentive Plan (the “2004 Plan”). Pursuant to the director plan, each of Messrs. Biddelman, Gellert, Letaconnoux and Shuman was granted options to purchase 20,000 shares of Common Stock in each of November 2000, February 2002 and February 2003. In February 2004, each non-employee director (Messrs. Biddelman, Gellert, Letaconnoux, McGuire and Shuman) was granted options to purchase 20,000 shares of Common Stock under the 2004 Plan, subject to its approval at the Annual Meeting. See “Proposal 2.” The exercise price in each case was equal to the closing price of the Common Stock on the NYSE on the date of grant. The options vest 20% on the date of grant and 20% each succeeding year.

EXECUTIVE COMPENSATION

      The following table discloses compensation received by the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the other named executive officers for the years shown.

Summary Compensation Table

						Long-Term
						Compensation

		Annual Compensation				Restricted
						Stock	Securities
		Salary	Bonus		Other Annual	Award(s)	Underlying	All Other
Name and Principal Position	Year	($)	($)		Compensation	($)	Options(#)	Compensation

Kieran E. Burke	2003	$945,194	$178,940	(1)	—	—	—	(2)
Chairman of the Board,	2002	850,510		(1)	—	—	—	(2)
Chief Executive Officer	2001	846,961	894,700	(1)	—	—	—	(2)
and Director
Gary Story(3)	2003	$739,512	$153,180	(1)	—	—	—	(2)
President, Chief Operating	2002	648,710		(1)	—	—	—	(2)
Officer and Director	2001	648,961	765,900	(1)	—	—	—	(2)
James F. Dannhauser	2003	$669,156	$277,880	(1)		—	—	(2)
Chief Financial Officer	2002	524,622		(1)	—	—	—	(2)
and Director	2001	516,181	639,400	(1)	—	—	—	(2)
William B. Muirhead(4)	2003	$474,633	—		$270,801	—	—	(2)
Executive Vice President	2002	417,961	—		—	—	—	(2)
	2001	267,120	$50,000		—	—	—	(2)
James M. Coughlin	2003	$509,189	$25,000		—	—	—	(2)
General Counsel	2002	486,002	25,000		—	—	30,000	(2)
	2001	476,159	20,000		—	—	—	(2)

(1)	Other than as noted below, bonus payment to the named executive officers was based solely on the formula contained in the named executive’s employment agreement, which terminated on December 31, 2003. The contractual bonus for any year is based on the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such year, excluding amounts generated by parks acquired in such year, compared to the EBITDA shown in the Company’s budget for that year as approved by the Board of Directors. In December 2002, the named executive officer waived the contractual cash bonus that would have been become payable in 2003 to which he was otherwise entitled under his employment agreement. Although, under the formula, no bonus was payable for 2003, the named executive was paid a bonus in 2003 based on the formula as applied to 2001 which had not previously been paid. An identical bonus formula is contained in the employment agreements described below and entered into on December 31, 2003 with Messrs. Burke and Dannhauser. Mr. Dannhauser was paid a performance bonus of $150,000 in respect of 2003.

(2)	The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 2003, the Company’s only defined contribution plans or pension or other defined benefit or retirement plans in which its officers participated, were a defined benefit pension plan described below under “Executive Compensation — Retirement Plan” and a qualified, contributory 401(k) plan. After specified periods of employment, employees are eligible to participate in the 401(k) plan. The Company matches 100% of the first 2% and 25% of the next 6% of salary contributed by an employee to the plan up to a maximum matching contribution of $7,000 per year. The accounts of all participating employees are fully vested after four years of service. Amounts shown as salary for each named executive officer include the Company’s matching contribution for such officer. The Company also provides life insurance for all full time employees. Salary amounts also include premiums paid by the Company with respect to life insurance provided to the named executive officers.

(3)	Mr. Story resigned as President and Chief Operating Officer effective December 31, 2003 for health reasons. He remains employed by the Company as a Special Advisor to the Chief Executive Officer.

(4)	Mr. Muirhead resigned as an Executive Vice President of the Company in April 2004 in connection with the Company’s sale of its European Division. Amounts shown as salary in each year include reimbursement of expenses and foreign allowance payable to employees relocated to Europe. Amount shown as other annual compensation in 2003 represents forgiveness of a loan.

Retirement Plan

      In addition to the Company’s 401k plan described above, retirement benefits are provided to the Company’s employees, including its named executive officers, under a funded, tax-qualified defined benefit pension plan known as the Six Flags Retirement Plan (the “Plan”). The Plan, which had been adopted by the former Six Flags prior to its 1998 acquisition by the Company, was extended to substantially all full-time domestic employees of the Company as of June 15, 2000. In connection therewith, the Company also decided that employment by the Company prior to that date would be included in determining years of service under the Plan.

      The following table sets out the estimated annual pension benefit payable under the Plan for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service.

	Years of Service
Five Year Average
Compensation	5	15	20	25	30	35

$ 200,000	$13,340	$40,021	$53,362	$66,702	$80,043	$93,383
400,000	13,340	40,021	53,362	66,702	80,043	93,383
600,000	13,340	40,021	53,362	66,702	80,043	93,383
800,000	13,340	40,021	53,362	66,702	80,043	93,383
1,000,000	13,340	40,021	53,362	66,702	80,043	93,383
1,500,000	13,340	40,021	53,362	66,702	80,043	93,383
2,000,000	13,340	40,021	53,362	66,702	80,043	93,383

      For purposes of the Plan, average annual compensation is equal to the average annual salary and bonus over the five highest consecutive years during the final ten years of employment. However, under the Internal Revenue Code, the maximum recognizable compensation for 2003 is $200,000. The annual salary and bonus for that year for the named executive officers is indicated in the Summary Compensation Table. The years of service for each of the named executive officers under the Plan, as of December 31, 2003, are: Mr. Burke, 14.2 years; Mr. Story, 16.1 years; Mr. Dannhauser, 8.3 years; Mr. Muirhead, 6.9 years; and Mr. Coughlin, 5.6 years.

      Benefits under the Plan are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the Plan. Benefits are paid from the trust under the Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table provides information on stock options (“Options”) exercised in 2003 by each of the named executive officers and the value of such officers’ unexercised Options at December 31, 2003:

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on		December 31, 2003		December 31, 2003($)
	Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kieran E. Burke	—	—	700,000	—	—	—
Gary Story	—	—	700,000	—	—	—
James F. Dannhauser	—	—	700,000	—	—	—
William B. Muirhead	—	—	95,000	—	—	—
James M. Coughlin	—	—	158,000	12,000	—	—

Employment Agreements

      On December 31, 2003, the Company entered into three-year employment agreements with each of Messrs. Burke and Dannhauser, which replaced the prior employment agreements that terminated on that date. The new agreements did not change the existing bonus formula for the executives under which they are entitled to annual bonuses based on the amount by which the Company’s EBITDA exceeds budgeted amounts. The new agreements provide for the issuance to Mr. Burke of up to 370,000 shares of restricted stock (of which 250,000 shares were issued in January 2004) and the issuance to Mr. Dannhauser of up to 250,000 restricted shares (of which 175,000 shares were issued in January 2004). In addition, seven-year options to purchase up to 635,000 shares of Common Stock are issuable to Mr. Burke during the term of the agreement (of which options to purchase 275,000 shares were issued in January 2004) and options to purchase up to 395,000 shares are issuable to Mr. Dannhauser (of which options to purchase 170,000 shares were issued in January 2004). All options must have an exercise price equal to the market price of the Common Stock on the grant date. In the event of a “Change of Control” of the Company (as defined), (i) all unissued restricted shares will be immediately issued and all restrictions on restricted shares will immediately lapse and (ii) all ungranted options will be immediately granted and all options will immediately vest. In addition, if any executive’s employment is terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay such executive a lump sum amount equal to three times the greater of (x) his prior year’s cash compensation or (y) his prior year’s salary and the average cash bonus paid to him during the three prior years, plus, in either case, an amount equal to certain taxes payable thereon. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.

Report of the Compensation Committee

      The Compensation Committee of the Board of Directors administers the Company’s executive compensation program.

      The goals of the Company’s executive compensation program are to:

•	Provide compensation levels that enable the Company to attract, retain and motivate its executives;

•	Tie individual compensation to individual performance and the success of the Company; and

•	Align executives’ financial interests with those of the Company’s stockholders through equity participation.

Employment Agreements

      In December 2003, the Compensation Committee approved the terms of the employment agreements entered into with the Company’s two senior executive officers described above. The Committee retained Towers Perrin to assist it in formulating the compensation arrangements based in part on data regarding executive compensation at comparable companies. The Company will not be permitted to deduct under Section 162(m) of the Internal Revenue Code of 1986 certain payments, or the cost of restricted shares to be granted, to the executives under the employment agreements. Based on his prior employment agreement the Chief Executive Officer received a base salary of $945,194 and bonus of $178,940 for 2003 as compared to $850,510 in salary and no cash bonus for 2002.

Salaries

      The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in comparable lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

Incentive Compensation

      The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for such executives are recommended to the Compensation Committee by the Chief Executive Officer at the end of each year. Individual bonus awards are based on Company-wide and individual performance for that year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

Long-Term Incentive

      In 2003, the Stock Option Committee of the Company’s Compensation Committee authorized the granting to employees of Options to purchase 25,000 shares of Common Stock. In determining the number of Options granted, the Compensation Committee considered the level of each recipient’s responsibility, the recipient’s actual and potential impact on the Company’s performance, the recommendations of senior management, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

Paul A. Biddelman, Chair
Michael E. Gellert
Stanley S. Shuman

Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee as of the date of this Proxy Statement is or has been an officer or employee of the Company.

PERFORMANCE GRAPH

      The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P Entertainment — 500 Index. Since December 22, 1997, the Common Stock has traded on the NYSE under the symbol “PKS.”

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SIX FLAGS, INC., THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX
AND THE S&P MOVIES & ENTERTAINMENT INDEX

*	$100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Base
	Period	Return	Return	Return	Return	Return
Company/Index Name	1998	1999	2000	2001	2002	2003

Six Flags, Inc.	100.00	95.45	56.82	50.84	18.88	24.86
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
S&P Midcap 400	100.00	114.72	134.81	133.99	114.54	155.34
S&P Movies & Entertainment	100.00	116.79	99.66	86.10	53.74	67.96

CERTAIN TRANSACTIONS

      Allen & Company LLC, of which one of the Company’s Directors, Mr. Shuman is Managing Director, acts as a financial advisor to the Company generally and acted as financial advisor in connection with the Company’s sale of its European Division in April 2004.

      None of the Company’s executive officers, his affiliates or members of his immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than his executive compensation or has engaged in any transaction with the Company or its affiliates.

PROPOSAL 2: APPROVAL OF 2004 STOCK OPTION AND INCENTIVE PLAN

General

      The Board of Directors has adopted resolutions authorizing the Company’s 2004 Stock Option and Incentive Plan (the “Plan”), a copy of which is annexed hereto as Appendix A. The Plan is intended to help the Company to attract, retain and motivate key employees (including officers) of the Company and to attract and retain highly qualified candidates to serve on the Company’s Board of Directors.

      The Plan provides for grants of options (“Options”) to purchase Common Stock that are intended to qualify as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as options that will not so qualify (“Non-Qualified Options”). The Plan also provides for (i) grants of stock appreciation rights (“SARs”) and (ii) grants of Common Stock and sales of Common Stock at incentive prices (“incentive stock awards”).

Grants Under Existing Plans

      After giving effect to the issuance in January 2004 of stock options to the Chief Executive Officer and Chief Financial Officer pursuant to the employment agreements described in “Executive Compensation — Employment Agreements,” there are options to purchase 6,940,000 shares of Common Stock outstanding under the Company’s existing stock option and incentive plans. These options have a weighted average exercise price of $19.43 and a weighted average term to expiration of 2.94 years. There are 425,000 shares of restricted stock outstanding on the date of this Proxy Statement. These restricted shares were issued in January 2004 under those employment agreements and vest as described in “Executive Compensation — Employment Agreements.” As of the date of the Proxy Statement, there are 3,688,874 shares available for grant under all existing plans.

Grants Pursuant to the Plan

      Under the Plan, the Company will reserve 1,800,000 shares of Common Stock for issuance to key employees of the Company and its subsidiaries and for issuance to non-employee Directors of the Company. Subject to the approval of the Plan at the Annual Meeting, each non-employee Director was granted Options to purchase 20,000 shares of Common Stock in February 2004. It is presently expected that Options granted under the Plan generally will have a term of seven years and will become exercisable 20% upon grant and 20% per year in each of the next four years. Grants that vest over time may provides for accelerated vesting in the event of a “change of control” of the Company.

Background of Stockholder Approval Requirement

      Stockholder approval of the Plan is required in order for Options granted under the Plan to qualify as Incentive Options under Section 422 of the Code. The Plan that is to be approved by stockholders must designate the aggregate number of shares which may be issued under the plan and the class of employees eligible to receive options under the plan. Stockholder approval must be obtained within 12 months before or after adoption of the plan by the Board of Directors. Stockholder approval also is needed in order for qualified Options granted under the Plan to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code (described below). Finally, stockholder approval of the Plan is required by NYSE rules. For these reasons, the effectiveness of the Plan is conditioned upon stockholder approval at the Annual Meeting.

      Section 162(m) of the Code disallows a tax deduction for annual compensation in excess of $1 million that is paid to certain employees of a corporation whose common stock is subject to the registration requirements of Section 12 of the Exchange Act. This limitation does not apply to “qualified performance-based compensation.” Pursuant to Treasury Regulation Section 1.162-27 promulgated under Section 162(m) of the Code, grants under the Plan will not satisfy the requirements to be “qualified performance-based compensation” unless stockholders approve the class of employees eligible to receive grants under the Plan, the maximum number of shares with respect to which grants can be made to any one employee under the Plan, the business criteria to be used in making grants (except in the case of Options and SARs that have an exercise price equal to the fair market value of the Common Stock on the grant date) and sufficient information to enable stockholders to compute the maximum amount of compensation payable to any employee. Another requirement for “qualified performance-based compensation” is that grants under the Plan be made by a compensation committee of the Board of Directors consisting solely of two or more “outside directors,” within the meaning of Treasury Regulation Section 1.162-27(e)(3). Thus, grants by the committee will not qualify as “qualified performance based compensation” under Section 162(m) unless all of the members of the compensation committee making the grant qualify as “outside directors,” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

      Options and SARs granted with an exercise price that is less than the fair market value of the Common Stock on the grant date, incentive stock awards and sales of incentive stock at less than fair market value will not qualify as “qualified performance-based compensation” under Section 162(m) absent stockholder approval of the business criteria on which are based the performance goals that would have to be met in order to receive such grants or awards. No such stockholder approval is being sought at the Annual Meeting.

Description of the Plan

      The following is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth in Appendix A to this Proxy Statement.

Administration of the Plan

      The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee will be appointed by the Board of Directors and will consist at all times of at least two members of the Board of Directors who are “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Committee will be authorized to interpret the Plan, adopt and amend rules and regulations relating to the Plan, and determine the recipients, form and terms of Options,

SARs and incentive stock awards granted under the Plan. All Options, SARs and incentive stock awards will be evidenced by a written agreement (an “Award Agreement”).

Shares Available

      Under the Plan, the maximum number of shares of Common Stock that may be subject to Options, SARs or incentive stock awards may not exceed an aggregate of 1,800,000 shares. This maximum number of shares will be adjusted in certain events, such as a stock split, reorganization or recapitalization. If an SAR is exercised, the Option that is surrendered in connection with the exercise of the SAR will terminate and the shares subject to that Option will not be available for further issuance under the Plan. If (a) an Option or SAR granted under the Plan is forfeited, terminates or is cancelled for any reason before it is exercised in full, (b) shares sold under the Plan are reacquired by the Company under a right established when the shares were sold, or (c) shares are surrendered by an optionee in payment of the exercise price of an Option or are withheld to satisfy all or a portion of the tax withholding obligations related to an award under the Plan, the shares reserved for such Option or SAR that was forfeited, terminated or cancelled or that were reacquired, surrendered or withheld will again be available for grants under the Plan and will not count toward the maximum number of shares issuable under the Plan.

      No one employee may be granted Options or other rights, including SARs and incentive stock awards, with respect to, in the aggregate, more than 900,000 shares of Common Stock, as adjusted on account of certain events, such as a stock split, reorganization or recapitalization. If an Option or SAR granted to an employee under the Plan is forfeited, terminates or is cancelled for any reason before it is exercised in full, or if any shares sold to an employee under the Plan are reacquired by the Company under a right established when the shares were sold, are surrendered by an optionee in payment of the exercise price of an Option or are withheld to satisfy all or a portion of the tax withholding obligations related to an award, the shares reserved for such Option or SAR that was forfeited, terminated or cancelled or that were reacquired, surrendered or withheld will count toward the maximum number of shares issuable to such employee under the Plan. For this purpose, a reduction of the exercise price of an Option is treated as a cancellation of the Option and the issuance of a new Option.

Eligibility

      Key employees (including, but not limited to, officers and directors who are employees) of the Company and its subsidiaries are eligible for grants of Options, SARs and incentive stock awards under the Plan. Directors who are not employees of the Company or its subsidiaries are eligible for grants of Options under the Plan. Options granted to non-employee Directors will not qualify as Incentive Options for tax purposes.

Exercise Price of Options

      The Company will receive no monetary consideration for the grant of Options under the Plan. In case of an Incentive Option, the exercise price cannot be less than the fair market value of the underlying Common Stock on the date the Option is granted (or, if the optionee beneficially holds 10% or more of the Company’s outstanding Common Stock (a “10% Holder”), cannot be less than 110% of such fair market value). The exercise price of a Non-Qualified Option shall be determined by the Committee, but shall not be less than 50% of the fair market value of the underlying Common Stock on the date the Option is granted. The exercise price of Options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

Payment Upon Exercise of Options

      Payment for shares purchased by exercising an Option must be made in cash or, if the individual Option Award Agreement so provides, by surrender of all or part of the Option in exchange for a number of shares of Common Stock having a total fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares that could be acquired by exercising the portion of the Option that is surrendered and (ii) the exercise price that would be paid to the Company on a cash exercise of that portion of the Option. If an individual Option Award Agreement so provides, payment of the exercise price also may be made by delivery of Common Stock having a fair market value equal to the exercise price.

Term of Options

      The Committee will determine the term of Options granted under the Plan. The term of an Incentive Option may not exceed ten years (or, in the case of a 10% Holder, five years). Options granted under the Plan generally will have a term of seven years.

Termination of Employment or Other Service

      Option Award Agreements generally will provide that Options will be forfeited upon termination of employment or service as a director except that (i) in the case of involuntary termination without cause, Options will be exercisable for three months after termination to the same extent they were exercisable prior to termination, (ii) in the case of termination due to disability, Options will be exercisable for one year after termination to the same extent they were exercisable prior to termination and (iii) in the case of death (including death during the three month period referred to in (i) or the one-year period referred to in (ii)), Options will be exercisable for one year after death to the same extent they were exercisable on the date of death. After the death of an optionee, the Option will be exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the optionee. Option Award Agreements may provide for the Options to fully vest in the event of termination due to disability or death.

Non-Transferability of Options

      Options are not transferable by the optionee except by will, by the laws of descent and distribution or as otherwise permitted in the Plan and provided for in the Option Award Agreement. Proposed Treasury Regulations (the “Proposed Regulations”) would allow Incentive Options to be transferred to a trust if, under Section 671 of the Code and applicable state law, the optionee is considered the sole beneficial owner of the Option while it is held in trust. Option Award Agreements may permit transfers of Incentive Options to such a trust. In the case of an Option that does not qualify as an Incentive Option, the Option Award Agreement also may permit the optionee to transfer the Option to the optionee’s immediate family members, trusts for their exclusive benefit or partnerships of which the optionee or such family members are the only partners.

      The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by SEC regulations and, in the case of an Incentive Option, the restrictions described below under “Certain Federal Income Tax Consequences.”

Stock Appreciation Rights

      A tandem SAR permits an optionee to surrender all or part of an Option to the Company for cancellation and receive an amount (in cash, shares of Common Stock or both) equal to the excess, if any, of (i) the fair market value, at the time of surrender, of the shares of Common Stock subject to the Option over (ii) the exercise price of the Option. A SAR cannot be exercised before the related Option is exercisable or after the related Option is forfeited or terminates. Furthermore, a SAR can be exercised for cash only during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such day. Upon exercise of a SAR, payment to the holder may be made in cash, Common Stock or both, as the Committee designates. SARs are subject to the same terms regarding transferability as Non-Qualified Options. The exercise of a SAR is subject to such further conditions and limitations as the Committee may determine, including such conditions on exercise as may be required to comply with Rule 16b-3 under the Exchange Act.

Duration of the Plan

      The Plan will terminate automatically and no Options, SARs or incentive stock awards may be granted after ten years have elapsed from the earlier of the date the Plan was approved by the Board of Directors or the effective date of the Plan. The Plan may be terminated at any prior time by the Board of Directors. Termination of the Plan will not affect Options, SARs or incentive stock awards that were granted prior to termination.

Amendment, Suspension or Termination

      The Plan may be amended, suspended or terminated at any time by the Board of Directors. However, no action of the Board of Directors may, without the approval of the Company’s stockholders entitled to vote thereon, (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares that may be issued under the Plan (except for certain non-dilutive adjustments described above), or (iii) change the eligibility requirements for participation in the Plan.

      The Proposed Regulations, discussed above, would require new stockholder approval of a plan if there is a change in the type of stock for which options are granted under the plan or if there is a change in the corporation granting options under plan. New stockholder approval must be obtained within 12 months before or after the change.

Certain Federal Income Tax Consequences

      The following is a general summary of certain present federal income tax law consequences of the Plan to the Company and Plan participants. The present tax law consequences of the Plan are subject to change, possibly with retroactive effect. Other tax consequences of the Plan (including federal estate and gift tax consequences and all state, local and foreign tax consequences) are not discussed.

Incentive Options

      Incentive Options can be granted only to employees. Options granted to non-employee Directors do not qualify as Incentive Options. Employees are not subject to federal income tax upon the grant of an Incentive Option. Employees also are not taxed on the exercise of an Incentive Option, provided that the Common Stock acquired upon exercise of the Incentive Option is not sold by the employee within two years after the Option was granted or within one year after the Option is exercised (the “required holding period”).

      However, for alternative minimum tax (“AMT”) purposes, the difference between the exercise price of an Incentive Option and the fair market value of the Common Stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The employee is required to include the amount of such difference in AMT income in such year and to compute his AMT tax basis in the shares so acquired in the same manner as if a Non-Qualified Option had been exercised. Whether an employee will owe AMT in the year an Incentive Option is exercised will depend on the employee’s particular tax circumstances. AMT paid on the exercise of an Incentive Option will be allowed as a credit to the extent regular tax exceeds AMT in future years.

      On a sale, after the required holding period, of Common Stock that was acquired by exercising an Incentive Option, the difference between the employee’s tax basis in such Common Stock and the amount realized in the sale of the Common Stock is long-term capital gain (or loss).

      If Common Stock acquired upon exercise of an Incentive Option is disposed of by the employee during the required holding period (a “disqualifying disposition”), the excess, if any, of (i) the fair market value of the Common Stock on the exercise date (or, if less, the amount realized in such disposition) over (ii) the exercise price, is taxed to the employee as ordinary income. Further gain or loss, if any, is capital gain or loss, which is long-term or short-term depending on whether the employee has held the Common Stock for more than one year on the date of the disqualifying disposition. If an employee pays the exercise price of an Option by delivering Common Stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period for such Common Stock, the employee is treated as having made a disqualifying disposition of the Common Stock so delivered.

      In the case of Incentive Options, the aggregate fair market value (determined at the time the Options are granted) of the Common Stock with respect to which Incentive Options first become exercisable by an employee during a calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options or SARs. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 limit, it is treated as a Non-Qualified Option.

Non-Qualified Stock Options And Stock Appreciation Rights

      Participants generally do not recognize income for federal income tax purposes upon the grant of a Non-Qualified Option or SAR. Upon exercise of a Non-Qualified Option, a participant generally recognizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise over the exercise price of the Option. Upon receipt of cash or shares when a SAR is exercised, a participant generally recognizes ordinary income in an amount equal to the amount of cash and the fair market value of the shares received.

      Except as discussed in the following paragraph, a participant’s tax basis in Common Stock received upon exercise of a Non-Qualified Option is equal to the amount of ordinary income recognized upon exercise of the Option, plus the amount paid to exercise the Option. The holding period for the Common Stock begins on the day after the Option is exercised.

      If a participant exercises a Non-Qualified Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant’s tax basis in the shares. However, the exercise of the Non-Qualified Option is taxed to the participant, and the Company generally is entitled to a deduction, in the same amount and at the same time as they would have been if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares delivered in payment of the exercise price is the same as his tax basis in the shares so delivered. His holding period for such number of shares includes his holding period for the shares so delivered. The participant’s tax basis and holding period for the additional shares received upon exercise is the same as it would have been if the participant had paid the exercise price in cash.

      If a participant receives Common Stock upon exercise of a Non-Qualified Option or SAR and thereafter disposes of the Common Stock in a taxable transaction, the difference between the amount realized in the disposition and the participant’s tax basis in the Common Stock is capital gain (or loss), which is short-term or long-term, depending on whether the participant has held the shares for more than one year on the date of disposition.

Reporting And Withholding

Incentive Options

      The Company will furnish a written report to each employee that exercises an Incentive Option containing information about the exercise. This report is provided to the employee on or before January 31 of the year following the year of exercise. If the employee makes a disqualifying disposition of the Common Stock received upon exercise of an Incentive Option, the Company must report the disqualifying disposition to the employee and to the Internal Revenue Service (“IRS”).

      Pending issuance of final IRS guidance, an employee who exercises an Incentive Option is not subject to Federal Insurance Contributions Act tax (“FICA”), Federal Unemployment Act tax (“FUTA”) or federal income tax withholding on either the exercise of an Incentive Option or the disposition (whether or not a disqualifying disposition) of Common Stock acquired upon exercise of an Incentive Option. The IRS is considering whether FICA, FUTA or federal income tax withholding should be imposed in any of these circumstances. However, any final guidance imposing such taxes would not apply to the exercise of an Incentive Option that occurs before the January 1st following the second anniversary of the date guidance to that effect is published.

Non-Qualified Options and SARs

      Ordinary income recognized by an employee on the exercise of a Non-Qualified Option or SAR must be reported to the employee and the IRS and is subject to FICA, FUTA and federal income tax withholding. Award Agreements may authorize the Company to satisfy its withholding obligations from the Common Stock issued upon exercise of a Non-Qualified Option, from Common Stock or cash issued upon exercise of a SAR, from cash compensation otherwise payable to the employee or by requiring the employee to pay such amount to the Company in cash.

Deduction by the Company

      The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of the disqualifying disposition, provided the deduction is otherwise allowable under the Code and the Company satisfies its tax reporting obligations with respect to such income.

      When a Plan participant exercises a Non-Qualified Option or a SAR, a deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided the deduction is otherwise allowable under Code and the Company satisfies its tax reporting obligations with respect to such income.

PROPOSAL 3:     RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG LLP (“KPMG”), certified public accountants, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2003.

      The Audit Committee of the Board of Directors has appointed, and the Board has ratified the Committee’s appointment of, KPMG to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2004. The Board recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to be available to respond to appropriate questions from stockholders present at such meeting.

2005 STOCKHOLDER PROPOSALS

      In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2005 Annual Meeting, the proposal must be received at the Company’s offices no later than December 29, 2004. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement.

      Any stockholder who wishes to submit a stockholder proposal should send it to the Secretary of the Company at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131.

OTHER MATTERS

      The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

SOLICITATION OF PROXIES

      All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. The Company has retained D.F. King & Co., Inc. to solicit proxies for a fixed fee of $5,000, plus reimbursement of certain out-of-pocket expenses. In addition, the Company will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

WALTER S. HAWRYLAK
Secretary

Oklahoma City, Oklahoma

April 26, 2004

Appendix A

SIX FLAGS, INC.

2004 STOCK OPTION AND INCENTIVE PLAN

I.     The Plan

      There is hereby established the 2004 Stock Option and Incentive Plan (the “Plan”) for the Company, under which options may be granted to purchase shares of the common stock of the Company, under which shares of such common stock may be granted or sold at incentive prices below the market price at the time of sale, and under which stock appreciation rights may be granted.

II.     Definitions

      As used herein, the terms set forth below shall have the following respective meanings:

      “Award” means an Employee Award or a Director Award.

      “Award Agreement” means an Employee Award Agreement or Director Award Agreement.

      “Board” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” means Six Flags, Inc., a Delaware corporation, and its successors.

      “Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

      “Director” means an individual serving as a member of the Board.

      “Director Award” means the grant of Director Options to a Non-Employee Director.

      “Director Award Agreement” means a written agreement between the Company and a Participant who is a Non-Employee Director setting forth the terms, conditions and limitations applicable to a Director Award.

      “Director Option” means a Nonqualified Stock Option granted to a Non-Employee Director.

      “Employee” means an officer or key employee of the Company or its Subsidiaries, including an officer or key employee who serves as a member of the Board.

      “Employee Award” means the grant of options, stock appreciation rights, shares or rights to purchase shares, whether granted singly, in combination or in tandem, to a Participant who is an Employee.

      “Employee Award Agreement” means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Incentive Stock Option” means an option that is intended to comply with the requirements set forth in Section 422 of the Code.

      “Non-Employee Director” means a Director who is not an employee of the Company or any of its Subsidiaries.

      “Nonqualified Stock Option” means an option that is not an Incentive Stock Option.

      “Participant” means an Employee or Director to whom an Award has been made under the Plan.

      “Proposed Regulations” means the proposed Treasury regulations relating to Incentive Stock Options that were issued by the Internal Revenue Service on June 9, 2003.

      “Subsidiary” means a corporation so defined under Section 424(f) of the Code.

III.     Amount of Stock

      A maximum of one million eight hundred (1,800,000) shares of the Company’s common stock may be issued under the Plan upon exercises of options or stock appreciation rights or upon grants or purchases at incentive prices. Such shares may be authorized but unissued shares, shares held in the treasury or outstanding shares purchased from their owners on the market or otherwise. If any option or stock appreciation right granted under the Plan is forfeited, terminates or is cancelled for any reason before the option or stock appreciation right is exercised in full or if any shares sold under the Plan are reacquired by the Company by reason of any right to reacquire such shares established at the time the shares were initially sold or are surrendered in payment of the exercise price of an option or are withheld to satisfy all or a portion of the tax withholding obligations related to an Award, the shares previously reserved for issuance upon exercise of such option or stock appreciation right or the shares so reacquired, surrendered or withheld shall not count toward the maximum number of shares that may be issued under the Plan, as adjusted pursuant to the next paragraph, and such shares shall again be available to be issued under the Plan.

      If the outstanding shares of the Company’s common stock are from time to time increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through merger, consolidation, reorganization, split-up, split-off, spin-off, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number, kind and price of shares which may be issued pursuant to Awards under the Plan, such that each Award shall be for such securities, cash and/or other property as would have been received and at such exercise price or purchase price as would have been paid in respect of such shares had the shares been issued in full immediately prior to such increase, decrease, change or exchange. Such adjustment shall be made successively each time that any such increase, decrease, change or exchange is made. In addition, in the event of any such increase, decrease, change or exchange, the Committee shall make such further adjustments as are appropriate to the maximum number of shares subject to the Plan, to the other provisions of the Plan and to Awards pursuant to the Plan.

      To the extent that the aggregate fair market value of stock subject to one or more Incentive Stock Options that are first exercisable by an Employee in any calendar year under the Plan (and under all other plans of the Company and its Subsidiaries) exceeds $100,000, determined as of the time the options are granted, such options shall be treated as Nonqualified Stock Options. This limitation will be applied by taking into account options in the order in which they were granted and without taking into account Incentive Stock Options that were granted before 1987.

IV.     Administration

      (a) The Plan shall be administered by the Committee, which shall include not fewer than two Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting (held at a time and place determined by, and in accordance with rules adopted by, the Committee) at which a quorum is present, or actions approved in writing by a majority of the members of the Committee, shall constitute acts of the Committee.

      (b) Subject to the express terms and conditions of the Plan, the Committee shall have full power to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The exercise of these powers by the Committee shall be conclusive and binding upon all present, past and future Participants in the Plan.

      (c) The Committee may from time to time determine to which Employees and Non-Employee Directors eligible for selection as Participants in the Plan, if any, Awards shall be made under the Plan, the number of shares which may be issued in connection with each such Award, the restrictions and forfeiture provisions related to such Awards, the periods after which shares subject to an Award shall vest and after which options and stock appreciation rights may be exercised and incentive shares may be purchased, the circumstances under which such periods may be accelerated, the exercise price of options and stock appreciation rights and the purchase price of shares subject to Awards, the means of payment of such exercise price or purchase price, the means of payment of any withholding taxes related to an Award, and the extent to which any option, right or share may be transferred.

      In addition, the Committee shall have full power and discretion to establish and administer performance goals and business criteria, establish performance periods, and certify that performance goals have been attained, in each case, if and to the extent required to comply with the “qualified performance-based compensation” exception to Section 162(m) of the Code and the applicable regulations thereunder.

      (d) The Committee shall report in writing to the Secretary of the Company the names of the Employees and Non-Employee Directors selected as Participants in the Plan, and the terms and conditions of the options, stock appreciation rights or shares to be granted or sold to each of them.

V.     Eligibility for Participation

      All Employees and Non-Employee Directors shall be eligible for selection as Participants in the Plan; provided, however, that Incentive Stock Options may be granted only to Employees.

VI.	Terms and Conditions of Options, Stock Appreciation Rights and Share Grants and Sales

      The terms, conditions and vesting periods, if any, for each Award under the Plan shall be evidenced by an Employee Award Agreement or Director Award Agreement, as applicable, executed by the Company and the Participant, which shall contain the following provisions, if applicable:

(a) The number of shares which may be issued upon exercise of the option, the period during which the option may be exercised, the purchase price or prices per share to exercise the option, and the means of payment for the shares and for any withholding taxes imposed upon exercise of the option; provided, however, that notwithstanding any other provision of the Plan to the contrary, the term of an Incentive Stock Option shall not exceed ten (10) years, and, provided, further, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the term of such Incentive Stock Option shall not exceed five (5) years, and, provided, further, that the purchase price or prices of each share of the Company’s common stock subject to any option under the Plan shall be determined as follows:

(i) The purchase price of each share subject to an Incentive Stock Option under the Plan shall be not less than one hundred percent (100%) of the fair market value of such share on the date the option is granted; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the purchase price of each share subject to such Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the fair market value of such share on the date such option is granted. In determining stock ownership by an Employee for any purpose under the Plan, the rules of Section 424(d) of the Code shall apply, and the Board and the Committee may rely on the representations of fact made to them by the Employee and believed by them to be true.

(ii) The purchase price of each share subject to a Nonqualified Stock Option under the Plan shall be determined by the Committee prior to granting the option. The Committee shall set the purchase price for each share subject to a Nonqualified Stock Option at either the fair market value of such share on the date the option is granted, or at such other price as the Committee in its sole discretion shall determine; provided, however, that in no event shall the purchase price of a share subject to a Nonqualified Stock Option be less than fifty percent (50%) of the fair market value of such share on the date the option is granted.

(iii) The fair market value of shares of the Company’s common stock on a particular date is deemed to be the average (mean) of the reported “high” and “low” sales prices of such shares on such date on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are then listed or traded. If such shares are not listed or traded on any national securities exchange, then, in each case, to the extent the Committee determines in good faith that the following prices arise out of a bona fide, established trading market for the shares, the fair market value of the shares is deemed to be:

A. the average of the reported “high” and “low” sales price of such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices are not reported thereon, the average of the closing bid and asked prices as so reported, or

B. if such prices are not reported, then the average of the closing bid and asked prices reported by the National Quotation Bureau Incorporated. In all other cases, the fair market value of the shares shall be established by the Committee in good faith.

(b) Such terms and conditions of exercise as may be set by the Board or the Committee and specified in the Award Agreement or other grant agreement.

(c) That an Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Employee or, if the Employee is disabled, by his guardian or legal representative. Award Agreements also may permit an Incentive Stock Option to be transferred to a trust, provided the Employee is considered, under Section 671 of the Code and applicable state law, to be the sole beneficial owner of the option while it is held in trust. In the case of an Option that does not otherwise qualify as an Incentive Stock Option, Award Agreements may permit the option to be transferred to immediate family members of the Participant, trusts for their exclusive benefit or partnerships of which the Participant or such family members are the only partners.

(d) In addition to the restrictions set forth in subsection (c) above, such restrictions on transfer of the option, and such restrictions on transfer of the shares acquired upon exercise of the option, as may be set by the Committee.

(e) Such other terms and conditions not inconsistent with the Plan as may be set by the Committee, including provisions allowing acceleration of options upon a change of control of the Company or otherwise.

(f) In the discretion of the Committee, any option granted hereunder may provide that such option may be exercised by the holder’s surrender of all or part of such option to the Company in exchange for a number of shares of the Company’s common stock having a total market value, as of the date of surrender, equal to the excess of (i) the market value, as of the date of surrender, of the number of shares that could be acquired by the exercise of the portion of the option that is surrendered, over (ii) the aggregate exercise price which would otherwise be paid to the Company upon a normal exercise of the option as to that number of shares. In the event the foregoing calculation would require the issuance of a fractional share, the Company shall, in lieu thereof, pay cash to the holder in an amount equal to the fair market value of such fractional share as of the date of surrender.

(g) The Committee may, in its discretion, grant stock appreciation rights to Participants who are concurrently being granted, or previously have been granted, options under the Plan. A stock appreciation right shall be related to a particular option (either to an option previously granted or to an option granted concurrently with the stock appreciation right) and shall entitle the Participant, at such time or times as the related option is exercisable, and upon surrender of the then exercisable option, or part thereof, and exercise of the stock appreciation right, to receive payment of an amount determined pursuant to paragraph (ii) below.

Stock appreciation rights shall be subject to the following terms and conditions, to the terms of subsection (c) above regarding transferability of Nonqualified Stock Options, and to such other terms and conditions not inconsistent with the Plan as the Committee may approve and direct:

(i) A stock appreciation right shall be exercisable by a Participant at such time or times, and to such extent, as the option to which it relates is then exercisable; provided, however, that a stock appreciation right may be exercised for cash only during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date and, provided further, that the Committee may impose such other conditions on exercise as may be required to satisfy the requirements of Rule 16b-3 under the Exchange Act (or any successor provision in effect at that time).

(ii) Upon exercise of the stock appreciation right and surrender of the corresponding exercisable portion of the related option, a Participant shall be entitled to receive payment of an amount determined by multiplying:

A. the difference obtained by subtracting the option exercise price per share of common stock under the related option from the fair market value of a share of common stock of the Company on the date of exercise of the stock appreciation right, by

B. the number of shares subject to the related option with respect to which the stock appreciation right is being exercised.

(iii) Unless otherwise provided hereunder or in an Award Agreement, payment of the amount determined under the preceding paragraph (ii) above shall be made one-half in cash and one-half in shares of common stock of the Company valued at their fair market value on the date of exercise of the stock appreciation right, provided, however, that the Committee, in its sole discretion, may either require or allow the holder of the stock appreciation right to elect for the stock appreciation right to be settled solely in such shares, solely in cash, or in some other proportion of shares and cash and provided, further, that cash shall, in any event, be paid in lieu of fractional shares.

(iv) The shares and/or cash delivered or paid to a Participant upon exercise of a stock appreciation right shall be issued or paid in consideration of services performed for the Company or for its benefit by the Participant.

(h) The Committee may, in its discretion, grant or sell to an Employee shares of the Company’s common stock, subject to such terms, conditions and vesting provisions, if any, as the Committee may prescribe.

(i) Notwithstanding anything herein to the contrary, during the term of the Plan, no Participant may be granted shares or options or other rights to purchase, including stock appreciation rights with respect to, more than Nine Hundred Thousand (900,000) shares of common stock under the Plan, as adjusted pursuant to Section III above. If any option or stock appreciation right granted to a Participant under the Plan is forfeited, terminates or is cancelled for any reason before the option or stock appreciation right is exercised in full or if any shares sold to such Participant under the Plan are reacquired by the Company by reason of any right to reacquire such shares established at the time the shares were initially sold, are surrendered by a Participant in payment of the exercise price of an option or are withheld to satisfy all or a portion of the tax withholding obligations related to an Award, the shares subject to such options and stock appreciation rights and the shares so reacquired, surrendered or withheld shall count toward the maximum number of shares that may be issued to such Participant under the Plan.

VII.     Proceeds from Sales of Shares

      Proceeds from the sale of shares under the Plan and from the exercise of options shall be added to the general funds of the Company and may thereafter be used from time to time for such corporate purposes as the Board determines and directs.

VIII.     Amendment, Suspension or Termination of Plan

      The Board may at any time amend, suspend or terminate the Plan. However, no such action by the Board may be taken without the approval of the stockholders of the Company entitled to vote thereon if such action would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares subject to the Plan (other than pursuant to Section III of the Plan), or change the provisions regarding eligibility for participation in the Plan. No amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under any outstanding Award Agreement or other grant agreement without the consent of the holder.

      If the Proposed Regulations are finalized, stockholder approval also will be required if there is a change in the stock or issuer of stock for which options are granted under the Plan or if there is a change in the corporation making grants under the Plan. Stockholder approval of such a change would have to be obtained within 12 months before or after the change.

IX.     Provisions for Employees of Subsidiaries

      In connection with an Award to an Employee of a Subsidiary, the Company may sell the shares subject to the Award to the Subsidiary which is his employer, at a price which shall be not less than the option exercise price or purchase price paid by the Employee for the shares, but which may be more, in order that the shares issued or sold to the Employee may be issued or sold directly by his employer corporation.

X.     Effective Date and Termination of the Plan

      (a) The Plan shall be submitted for a vote at a meeting of the stockholders of the Company or shall be approved by written consent of the stockholders in accordance with and only to the extent permitted by the Company’s charter and by-laws and by applicable state laws prescribing the method and degree of stockholder approval required for the issuance of corporate stock or options; provided, that if applicable state law does not provide a method and degree of required approval, the Plan must be approved by a majority of the votes cast at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

      (b) If approved by the stockholders of the Company within 12 months before or after adoption of the Plan by the Board, the Plan shall become effective on the later of the date of such stockholder approval or the date of adoption of the Plan by the Board (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after the earlier of (i) the date the Plan is adopted by the Board or (ii) the Effective Date. After termination of the Plan, no further Awards may be made under the Plan; provided, however, that such termination will not affect any options or stock appreciation rights granted or shares granted or sold prior to termination of the Plan and shall not affect the provisions of the Plan relating to such options, stock appreciation rights and shares.

XI.     Miscellaneous

      (a) The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other provision of the Plan.

      (b) The Plan, any options or stock appreciation rights granted or shares granted or sold thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware from time to time obtaining.

SIX FLAGS, INC.

P R O X Y

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER, JAMES M. COUGHLIN and WALTER S. HAWRYLAK with full power to act without the others and with power to appoint his substitute as the undersigned’s proxies to vote all shares of Common Stock of the undersigned in SIX FLAGS, INC. (the “Company”), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 1, 2004, at 10:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

     The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposals in items 2 and 3.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 1, 2004 and the Proxy Statement furnished therewith.

     The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

SIX FLAGS, INC.
P.O. BOX 11220
NEW YORK, N.Y. 10203-0220

(Continued and to be dated and signed on the reverse side.)

- DETACH PROXY CARD HERE -

PLEASE SIGN, DATE, AND
RETURN THE PROXY CARD	☒
PROMPTLY USING THE	Votes must be indicated
ENCLOSED ENVELOPE.	(x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	KIERAN E. BURKE, PAUL A. BIDDELMAN, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, FRANCOIS LETACONNOUX, ROBERT J. McGUIRE, STANLEY S. SHUMAN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the adoption of the Company’s 2004	☐	☐	☐
Stock Option and Incentive Plan. The Board of Directors
recommends a vote FOR this proposal.

		FOR	AGAINST	ABSTAIN
3.	Proposal to ratify the selection of KPMG LLP as the	☐	☐	☐
Company’s independent public accountants for the year
ending December 31, 2004. The Board of Directors
recommends a vote FOR this proposal.

4.	In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N    L I N E

Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. in the case of joint ownership, each joint owner must sign.

Date	Share Owner sign here	Co-Owner sign here